Exhibit 99.1
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Reports Third Quarter 2006 Results
Franklin, Tenn. — November 6, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results for the three and nine months ended September 30, 2006. For the three months ended September 30, 2006, the Company reported a net loss attributable to common stockholders of $4.2 million, or $(0.27) per share, compared to a net loss attributable to common stockholders of $1.3 million, or $(0.82) per share, for the same period in 2005. The Company ended the third quarter with $53.8 million in cash and cash equivalents.
Recent BioMimetic Highlights
•	The Company’s lead Canadian investigator, Timothy R. Daniels, M.D., presented the interim results of the evaluation of GEM OS1™ Bone Graft in the Company’s first orthopedic clinical trial for foot and ankle fusion indications on Saturday, November 4th at the Dewar Orthopaedic Society Meeting. The results so far with GEM OS1 have been at least comparable to autograft, i.e., bone harvested from elsewhere in the patient’s own body and currently considered the gold standard, without the pain and morbidity associated with harvesting the autograft material.
•	The independent Data Monitoring Committee (iDMC) recommended continuing unmodified the U.S. feasibility clinical study with GEM OS1 for foot and ankle fusions and the expansion of the program into pivotal clinical trials. Thus, U.S. development activities for GEM OS1 remain on schedule, with initiation of pivotal trials anticipated for the first half of 2007. As previously announced, results from the Swedish clinical study evaluating the use of GEM OS1 for the treatment of distal radius fractures are expected to be released in early 2007.
•	Results were presented at the American Academy of Periodontology Annual Meeting demonstrating continued long-term efficacy up to 24 months after treatment with GEM 21S®, Growth-factor Enhanced Matrix for the treatment of bony defects and gingival recession resulting from periodontal disease.
•	Gary E. Friedlaender, M.D was appointed to the BioMimetic board of directors in September 2006. He will also continue to serve as chairman of the Company’s Orthopedic Advisory Board.

•	The post-marketing restriction on use of certain rhPDGF produced by Novartis (Chiron) for inclusion in the Company’s GEM 21S product was removed following the successful passage of a Food & Drug Administration (FDA) audit of the Novartis facility. The removal of this restriction provides large scale manufacturing capacity to ensure an adequate supply of rhPDGF-BB for use in GEM 21S and product candidates in the Company’s orthopedic pipeline.
“We released promising interim clinical data from our orthopedic study in Canada, and our product development activities continue to move forward on schedule,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “We also accomplished several other benchmarks in the last quarter, including demonstrating the continued long-term safety and efficacy for GEM 21S and the FDA approval of the Novartis manufacturing facility, which expands the manufacturing capacity for GEM 21S. Our successes are a testament to our focus, expertise in biologics and recombinant protein therapeutics, and reflect the dedication of the experienced team we have assembled at BioMimetic.”
Financial Results
For the three months ended September 30, 2006, the Company reported a net loss attributable to common stockholders of $4.2 million, or $(0.27) per share. This loss reflects the ongoing investment the Company is making to advance its pipeline of product candidates for the healing of musculoskeletal injuries, including periodontal, orthopedic, spine and sports injury applications. This compares to a net loss attributable to common stockholders of $1.3 million, or $(0.82) per share, for the same period in 2005. For the nine months ended September 30, 2006, the Company’s net loss attributable to common stockholders was $11.9 million, or $(1.34) per share, compared to a net loss attributable to common stockholders of $2.8 million, or $(1.78) per share for the same period in 2005.
For the three months ended September 30, 2006, the Company reported revenues of $0.7 million, which includes $0.4 million of product sales of GEM 21S to Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi-Sankyo, Inc.) and $0.2 million of sublicense fee income. This compares to revenues of $1.3 million for the three months ended September 30, 2005, all of which was paid by the Company’s marketing partner to compensate the Company for the cost of research and development related to FDA approval of the Company’s periodontal product. Since the Company did not receive FDA approval to market its product until November 2005, there were no product sales for the three months ended September 30, 2005.
For the nine months ended September 30, 2006, total revenues were $2.2 million, including $1.2 million of product revenue from the sale of GEM 21S to Osteohealth, compared to total revenue of $3.9 million for the nine months ended September 30, 2005. The decrease in 2006 revenue can be attributed to the recognition in 2005 of $3.9 million of collaborative research and development revenue, all of which was paid by the Company’s marketing partner to compensate the Company for the cost of research and development related to FDA approval of the Company’s periodontal product. There were no revenues from product sales during the nine months ended September 30, 2005, since the product had not yet received regulatory approval. During the nine months ended September 30, 2006, the Company recognized collaborative research and development revenue of $0.2 million.
Research and development expenses totaled $2.8 million for the three months ended September 30, 2006 compared to $1.8 million for the three months ended September 30, 2005. Research and development expenses were primarily related to activities associated with pilot clinical trials for GEM OS1, as well as continuing expenses associated with pursuing GEM 21S marketing approval in the European Union. For the nine months ended September 30, 2006, research and development expenses were $7.8 million compared to $4.6 million for the nine months ended September 30, 2005.
General and administrative expenses were $1.7 million for the three months ended September 30, 2006 compared to $0.7 million for the three months ended September 30, 2005. For the nine months ended September 30, 2006, general and administrative expenses totaled $4.5 million compared to $2.0 million for the nine months ended September 30, 2005. The increase in 2006 general and administrative expenses was primarily attributable to an increase in salaries and wages, professional fees, costs of operating as a public company, stock based compensation expenses and facilities costs. Facilities costs are primarily comprised of rent, utilities, and common area maintenance.
Financial Guidance for 2006 Year End
Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its total product revenue to be approximately $2.6 million for the year ending December 31, 2006, year end net loss attributable to common shareholders to range from $16.0 to $20.0 million, and its year end cash balance to range from $46.0 to $50.0 million.
Conference Call and Webcast
As previously announced, BioMimetic will be hosting a conference call and webcast today, November 6, 2006, at 5:00 p.m. EST to discuss the third quarter financial results and the interim Canadian GEM OS1 orthopedic clinical data. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.
The conference call can be accessed by dialing 800-901-5248 (passcode 75663626). The international dial in number is 617-786-4512. The same passcode applies. Participants should dial in 15 minutes prior to the call.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for multiple orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange

Commission, including the section entitled “Risk Factors” in its Prospectus dated May 12, 2006, filed with the Securities and Exchange Commission on May 12, 2006, its most recent quarterly report on Form 10-Q and other filings that the Company makes with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.

BioMimetic Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$53,765,150	$33,427,708
Certificate of deposit	1,000,000	1,000,000
Receivables — trade	494,204	380,911
Receivables — other	121,428	130,935
Inventory	3,845,606	3,647,594
Prepaid expenses	383,462	1,282,674

Total current assets	59,609,850	39,869,822
Receivables — related party	106,831	106,831
Property and equipment, net	3,958,761	3,691,331
Capitalized patent license fees, net	7,935,181	8,964,551
Deposits	184,463	10,000

Total assets	$71,795,086	$52,642,535

Liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,781,797	$1,268,954
Accrued expenses:
Payroll, employee benefits and payroll taxes	914,864	648,835
Other accrued expenses	472,483	673,861
Current portion of capital lease obligations	7,996	—
Deferred liability	1,250,000	2,750,000
Deferred revenue	987,308	974,021

Total current liabilities	5,414,448	6,315,671
Accrued rent — related party	257,178	259,156
Long term portion of capital lease obligations	31,124	—
Deferred liability	2,500,000	2,500,000
Deferred revenue	13,675,612	14,206,534

Total liabilities	21,878,362	23,281,361

Commitments and contingencies

Series A Redeemable, Convertible Preferred Stock, $0.001 par value; 3,246,408 shares authorized; 0 and 3,246,408 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	—	8,546,030
Series B Redeemable, Convertible Preferred stock, $0.001 par value; 1,147,427 shares authorized; 0 and 1,147,427 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	—	5,478,455
Series C Redeemable, Convertible Preferred stock, $0.001 par value; 5,178,305 shares authorized; 0 and 5,178,305 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	—	36,721,125

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 37,500,000 shares authorized; 15,633,111 shares issued and outstanding as of September 30, 2006; 16,906,500 shares authorized, 1,609,530 shares issued and outstanding as of December 31, 2005.	15,633	1,609
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively.	—	—
Additional paid-in capital	84,386,434	2,183,689
Deferred stock compensation	—	(989,767)
Accumulated deficit	(34,485,343)	(22,579,967)

Total stockholders’ equity (deficit)	49,916,724	(21,384,436)

Total liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)	$71,795,086	$52,642,535

BioMimetic Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

Revenues:
Collaborative research and development	$—	$1,311,760	$215,276	$3,892,508
Sublicense fee	178,919	—	530,922	—
Product sales	429,012	—	1,229,440	—
Royalty income	91,659	—	236,381	—
Grants and other	9,958	—	22,758	—

Total revenues	709,548	1,311,760	2,234,777	3,892,508
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	326,508	—	1,092,880	—
Research and development (a)	2,837,710	1,785,760	7,790,198	4,610,653
General and administrative (b)	1,713,788	718,860	4,487,774	1,957,022
Depreciation and capital lease amortization	209,763	145,991	584,124	205,000
Patent license fee amortization	534,649	120,391	1,581,338	316,091

	5,622,418	2,771,002	15,536,314	7,088,766

Loss from operations	(4,912,870)	(1,459,242)	(13,301,537)	(3,196,258)
Interest income, net	698,414	264,866	1,528,876	650,812
Loss on disposal of equipment	—	(2,040)	(687)	(2,040)

Loss before income taxes	(4,214,456)	(1,196,416)	(11,773,348)	(2,547,486)
Income taxes	—	—	—	—

Net loss	(4,214,456)	(1,196,416)	(11,773,348)	(2,547,486)
Preferred stock accretion	—	(102,858)	(132,026)	(263,036)

Net loss attributable to common stockholders	$(4,214,456)	$(1,299,274)	$(11,905,374)	$(2,810,522)

Basic and diluted net loss per share attributable to common stockholders	$(0.27)	$(0.82)	$(1.34)	$(1.78)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	15,577,484	1,580,867	8,885,262	1,579,732

Related party disclosures:
(a) — Research and development includes professional fees to related parties of:	$57,125	$56,175	$117,125	$93,593

(b) — General and administrative includes rent expense to related parties of:	$154,095	$90,231	$271,966	$90,231